Filed Pursuant to Rule 424(b)(3)

Registration No. 333 - 135318

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated August 16, 2006)

TRANSMERIDIAN EXPLORATION INCORPORATED

1,818,182 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated August 16, 2006 (the “prospectus”), relating to resales of up to 1,818,182 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement and the prospectus.

The information appearing in the table below supplements and amends the information in the table appearing in the section of the prospectus entitled “Selling Securityholders” beginning on page 13 of the prospectus and, where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supercedes the information in the prospectus.

The information in the table below is based on information provided to us by or on behalf of the selling securityholders identified below; however, the information in the table below may change from time to time. The registration of the shares of our common stock does not mean that the selling securityholders identified below will sell all or any of these securities. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which they provided the information regarding their holdings.

Selling Securityholder	Number of Shares of Common Stock Registered for Resale	Shares of Common Stock Beneficially Owned Before Offering (1)		Shares of Common Stock Beneficially Owned After Offering (1)
		Number	Percent (2)	Number	Percent (2)
D.B. Zwirn Special Opportunities Fund, Ltd.	80,320	—	—	—	—
D.B. Zwirn Special Opportunities Fund, L.P.	45,180	—	—	—	—
DB Distressed Opportunities Fund, Ltd	12,750	—	—	—	—

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(1)	Does not include the shares of our common stock registered hereby for resale.

(2)	Based on 94,917,841 shares of our common stock outstanding as of August 31, 2006.

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An investment in the shares of our common stock involves risks. Please read carefully the “Risk Factors” section beginning on page 2 of the accompanying prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2006